UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2020

CHF Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35312	No. 68-0533453
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12988 Valley View Road, Eden Prairie, MN 55344
(Address of Principal Executive Offices) (Zip Code)

(952) 345-4200
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CHFS	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed in a current report on Form 8-K filed on December 20, 2019 for CHF Solutions, Inc. (the “Company”), on December 17, 2019, we received a letter (the “ Initial Notice”) from The Nasdaq Stock Market (“Nasdaq”) advising that for 30 consecutive trading days preceding the date of the Initial Notice, the bid price of our common stock had closed below the $1.00 per share minimum required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The Initial Notice has no effect on the listing of our common stock at this time, and our common stock continues to trade on the Nasdaq Capital Market under the symbol “CHFS.” Under Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar day period following the date of the Initial Notice (the “Compliance Period”), the closing bid price of our common stock is at or above $1.00 for a minimum of 10 consecutive business days, we will regain compliance with the Minimum Bid Price Rule and our common stock will continue to be eligible for listing on the Nasdaq Capital Market, absent noncompliance with any other requirement for continued listing.

The Initial Notice further states that if compliance with the Minimum Bid Price Rule cannot be demonstrated by the end of the 180-day period, we may be eligible for a second 180-day period to regain compliance. To be eligible for the second 180-day compliance period, (i) we must meet the market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on The Nasdaq Capital Market set forth in Marketplace Rule 5505 (except the bid price requirement), (ii) we must provide Nasdaq with written notice of its intention to cure the deficiency, through a reverse stock split, if necessary, and (iii) Nasdaq must determine that the Company will be able to cure the deficiency. If we do not regain compliance with the Minimum Bid Price Rule by the end of the Compliance Period (or the Compliance Period as may be extended) the Company’s common stock will be subject to delisting. At such time, we may appeal Nasdaq’s delisting determination.

On April 17, 2020, Nasdaq notified us that the 180-day period to regain compliance with the Minimum Bid Price Rule had been extended due to the global market impact caused by COVID-19. More specifically, Nasdaq stated that the compliance periods for any company previously notified about non-compliance were suspended effective April 16, 2020, until June 30, 2020. On July 1, 2020, companies received the balance of any pending compliance period exception to regain compliance with the Minimum Bid Price Rule. As a result of this extension, we were given to August 28, 2020 to regain compliance with the Minimum Bid Price Rule.

At our annual meeting of stockholders, held on May 20, 2020 and adjourned to June 19, 2020 (the “Annual Meeting”), our board of directors proposed an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock, which if implemented would increase the closing bid price of our common stock above $1.00. There were insufficient votes to pass such proposal at the Annual Meeting.

Following the Annual Meeting, we monitored the closing bid price of our common stock through the Compliance Period. On August 24, 2020, we submitted a request to Nasdaq for a 180-day extension to regain compliance with the Minimum Bid Price Rule under the Nasdaq Listing Rules. On August 31, 2020, we received a letter from Nasdaq advising that our request for a second 180-day period to regain compliance has been granted and we have until February 24, 2021 to regain compliance with the Minimum Bid Price Rule.

On August 28, 2020, we filed a preliminary proxy statement on Form PRE 14A for a special meeting of stockholders seeking, amongst other things, an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock, which if implemented would increase the closing bid price of our common stock above $1.00.

A copy of the Company’s press release dated September 1, 2020 announcing the extension of the compliance period is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this report by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	CHF Solutions, Inc. Press Release, dated September 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2020	CHF SOLUTIONS, INC.

	By:	/s/ Claudia Drayton
	Name:	Claudia Drayton
	Title:	Chief Financial Officer